Exhibit 99.1

NEWS RELEASE

NOVAGOLD FILES THIRD QUARTER 2025 REPORT

Successfully completed the transformative $1 billion acquisition[1] of Barrick Mining Corporation’s (“Barrick Mining”) 50 percent interest in Donlin Gold on June 3, 2025, where NOVAGOLD increased its stake in Donlin Gold LLC to 60 percent, acquiring an additional 10 percent interest for $200 million, while funds managed by Paulson Advisers LLC (“Paulson”) secured a 40 percent interest for $800 million.

Announced the full exercise of the underwriters’ option in the public offering on June 5, 2025, raising an additional $25.6 million as part of the financing at $3.75 per share.

Strengthened the treasury of $125 million in cash and term deposits at the end of the third quarter with proceeds from the underwritten public offering of $195.2 million and a concurrent private placement of $64.4 million that funded the $200 million payment to increase NOVAGOLD’s ownership in Donlin Gold LLC and for general corporate purposes.

Issued the Request for Proposals (RFP) for Donlin Gold’s Bankable Feasibility Study (BFS) to top-tier qualified engineering firms that have the expertise to build what is projected to constitute the largest single gold mine in the United States. Donlin Gold expects to award the contract and begin the BFS work before year-end.

Released initial results from the 2025 Donlin Gold drill program that confirmed consistent mineralization across multiple zones, including standout intervals containing up to 23.49 g/t gold[2].

Designing district-wide exploration program to expand resources and search for new discoveries.

October 1, 2025 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) today filed its 2025 third quarter report and provided an update on its Tier One3 gold development project, Donlin Gold, which is owned 60 percent by NOVAGOLD and 40 percent by funds managed by Paulson.

Details of the financial results for the quarter ended August 31, 2025 are presented in the consolidated financial statements and quarterly report on Form 10-Q filed on October 1, 2025, that is available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

As detailed in the above-mentioned filings, NOVAGOLD held approximately $125 million in cash and term deposits as of August 31, 2025, and reported net third quarter cash expenditures of $9 million — reflecting $8.1 million to fund NOVAGOLD’s share of the Donlin Gold project and $0.9 million in corporate general and administrative costs. This excludes consideration and closing costs paid to increase NOVAGOLD’s interest in Donlin Gold LLC to 60 percent and proceeds raised following the exercise of the public offering overallotment option on June 5, 2025.

As NOVAGOLD is a development-stage company with no production, the Company reported earnings of ($15.6) million and earnings per share of ($0.04) for the third quarter of 2025. NOVAGOLD’s results for the three and nine months ended August 31, 2025 reflect higher expenditures at Donlin Gold due to the 2025 field program and ramp-up of activities to commence the BFS, while remaining in line with our 2025 guidance, as adjusted to reflect a 60 percent Donlin Gold funding obligation commencing June 3, 2025, when NOVAGOLD’s interest in Donlin Gold increased to 60 percent.

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1 On April 22, 2025, NOVAGOLD and Paulson Advisers LLC announced that they had entered into a definitive agreement to acquire Barrick Mining Corporation’s 50% ownership interest in Donlin Gold LLC for $1 billion in cash. The acquisition closed on June 3, 2025.

2 Refer to the Company’s release titled “NOVAGOLD’s 2025 Donlin Gold Drill Program Returns High-Grade Gold Intercepts, Strengthens Resource Conversion, and Supports Bankable Feasibility Study Progression” dated September 8, 2025.

3 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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Additional Achievements at Donlin Gold in the Third Quarter 2025 Comprised:

Shortly after quarter end, completed the 18,454-meter 2025 drill program including grid drilling for future mine planning; in-pit exploration drilling focused on enhancing geological modelling and supporting anticipated resource conversion; and geotechnical drilling in pit and for further investigation of material sites for construction of the access road.
A dedicated team of more than 80 personnel and contractors supported the increased level of activity. Recruitment for different roles at Donlin Gold is ongoing as we ramp up efforts toward a BFS.
Hosted project site tours with investors and analysts, followed by the owners’ tour which included meetings with principal stakeholders, including government agencies, engineering firms, and logistics providers that have the capacity and experience to provide support for key pieces of project infrastructure to advance Donlin Gold to a BFS and beyond.
Community engagement and environmental initiatives:
Representatives from Donlin Gold, NOVAGOLD, Paulson, and The Electrum Group LLC met with Calista Corporation (“Calista”), The Kuskokwim Corporation (TKC), and other Yukon-Kuskokwim (Y-K) region stakeholders.

  Hosted the Crooked Creek Traditional Council for a Donlin Gold project site visit, along with a separate site tour for State of Alaska Representatives.

  Finalized an additional Shared Values Statement (SVS) for a total of 19 with communities in the Y-K region near the project.

Advanced environmental channel restoration efforts at Snow Gulch, a tributary of Donlin Creek historically mined for placer gold, to restore natural habitat conditions in support of aquatic life.

President’s Message

A new era for Donlin Gold, anticipated to become America’s largest single gold mine

Following a pivotal sequence for NOVAGOLD, the third quarter of 2025 was marked by multiple notable milestones that have utterly transformed the Company and the Donlin Gold project. These achievements began on June 3 with the completion by NOVAGOLD and Paulson of the $1 billion acquisition of Barrick Mining’s 50 percent interest in the project. The definition of a “game changer”, NOVAGOLD gained a new and aligned partner while securing an additional 10 percent ownership in this Tier 1 asset for $200 million — increasing its stake in Donlin Gold LLC from 50 percent to 60 percent.

Not surprisingly, the share price has performed strongly — multiplying several-fold off the lows seen earlier this year. As evidenced by the market’s reception, it has not been lost on investors that this watershed moment represents in and of itself the single most significant development for the Company’s stakeholders in over a decade. As the market understands that NOVAGOLD and Paulson have put Donlin Gold back on track toward a construction decision for what is anticipated to be America’s largest gold mine, we believe that this first phase of our upward revaluation has the potential to segue into a similarly gratifying second phase. That is certainly our ambition, as this generational project makes up for lost time — all the while enjoying the fact that this accelerating momentum is taking place amidst a historic bull market.

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Subsequent to this acquisition, NOVAGOLD announced the full exercise and closing of the underwriters’ option to purchase an additional 7,177,500 common shares, corresponding to $26 million in net proceeds, at $3.75 per share. As a result, the total number of shares sold in the public offering increased to 55,027,500, generating approximately $195.2 million in net proceeds after deducting underwriting discounts and offering expenses, with an additional $64.4 million generated by a private placement which closed in the second quarter. With net proceeds totaling some $260 million, the Company was able to fund its share of the acquisition and ended the third quarter with a robust treasury of approximately $125 million in cash and term deposits to support the project’s future steps up the value chain.

The acquisition of our increased 10 percent stake and the arrival of an aligned co-owner, not to mention the excellent reception of those developments in the marketplace, have put a spotlight on Donlin Gold — and for very good reasons. The project enjoys a unique combination of attributes that are arguably unmatched in the mining world: scale, open-pit high grade, production profile and decades-long mine life, low operating cost estimates, exploration upside[4], and attractive jurisdictional safety[5]. It defines our mantra that Donlin Gold provides the maximum leverage to gold…in a jurisdiction that will allow one to keep the fruits of that leverage. In an era characterized by sheer scarcity of great gold assets, a generational project like Donlin Gold — itself expected to become the largest single gold producing mine in the United States — constitutes for us the “Holy Grail” of the industry.

We believe such an assessment may well be enhanced further by a district-wide exploration program currently being designed to expand resources and search for new discoveries.

At present estimates of scale and grade, 39 million ounces in Measured and Indicated Mineral Resources, 541 million tonnes at an average grade of 2.24 grams per tonne6 (inclusive of Mineral Reserves) — more than twice the industry average7 — Donlin Gold already stands in a rarefied league. But one must remember that this is not the whole story. That particular resource represents only three kilometers of an already known mineralized belt of eight kilometers. We believe resource expansion is possible, particularly because that eight-kilometer belt itself represents less than five percent of Donlin Gold’s total land package. And with the land substantially unexplored to date, the next Donlin may well be at Donlin. In partnership with Paulson, the Company plans to empower among the industry’s most dynamic and experienced exploration geologists to lay out a comprehensive agenda to advance our thesis.

New Partnership with Paulson and Strengthened Engagement to Drive Donlin Gold’s Growth

During the third quarter, the Company conducted two Donlin Gold site tours. In June, market analysts and NOVAGOLD shareholders traveled to the project site for a visit that included meetings with Calista, project staff, and stakeholders. In July, a collaborative visit took place in Alaska involving the Donlin Gold team, senior representatives from NOVAGOLD and Paulson, including two prominent NOVAGOLD shareholders — Mr. John Paulson and Dr. Thomas S. Kaplan. During the visit, participants met with Calista and TKC in Anchorage and in the Y-K region, respectively, which provided an excellent opportunity for NOVAGOLD’s new partner in Donlin Gold, Paulson, to interact with and gain direct insight from local stakeholders as well as discuss the path forward. The group travelled by boat on the Y-K river to engage with locals and develop an even greater appreciation for the region and its customs.

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4 Donlin Gold data as per the report titled “NI 43-101 Technical Report on the Donlin Gold project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “S-K1300 Technical Report Summary”), dated November 30, 2021.

5 Per Fraser Institutes 2024 Annual Survey of Mining Companies, Alaska ranks third globally on the Investment Attractiveness index.

6 See footnote 4. Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 5 Mt of Measured Resources and approximately 320 Mt of Indicated Resources inclusive of Reserves is currently attributable to NOVAGOLD through its 60% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 0.9 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 42 Mt of Indicated Resources exclusive of Mineral Reserves is currently attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 5 Mt of Proven Reserves and approximately 298 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with 43-101 and S-K 1300.

7 As of September 2025, S&P Global Market Intelligence reports that the global industry average grade for open-pit and underground gold deposits with over 1 million ounces in Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, is 1.06 g/t. In comparison, Donlin Gold’s grade is 2.24 g/t, more than double the industry average.

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As part of the tour with Paulson, meetings were held with leading Alaska government representatives —including Governor Mike Dunleavy, Department of Natural Resources Commissioner John Boyle, and former Department of Revenue Commissioner Adam Crum among others — to formally introduce the new Donlin Gold ownership and to discuss shared priorities between the State of Alaska, the second-largest gold-producing state in the U.S., and the project. Alaska offers strong opportunities for responsible development of employment-generating projects like Donlin Gold. In addition, a series of discussions with natural gas pipeline developers explored potential opportunities to deliver natural gas to Southcentral Alaska, which could also benefit Donlin Gold and its stakeholders.

Following the July Alaska visit by senior representatives from NOVAGOLD and Paulson, a re-examination of the 2025 Donlin Gold budget was completed by the current owners of the project. Some activities that were originally planned for 2025 were redirected to support BFS work, with no material impact expected on Donlin Gold’s previously announced $43 million budgeted expenditures for 2025. As such, NOVAGOLD’s pro-rata share of Donlin Gold’s $43 million budget and expected funding for 2025 has increased to $24 million in light of the Company’s incremental 10 percent funding obligation following the June 3, 2025 closing of the transaction. Our share of funding for the Donlin Gold project in the first nine months of 2025 was $18.5 million, in line with the revised 2025 guidance.

Steady Project Advancement Through Exploration and RFPs to Select the BFS Lead By Year-End

The completion of the 18,454-meter drill program, which was expanded to support a new resource model and the advancement of the BFS, reinforces the project’s long-term development strategy. This year’s program, with initial drill results confirming consistent mineralization across multiple zones, including the top five standout intervals ranging from 3.77 g/t gold up to 23.49 g/t gold8, primarily focused on three activities: (1) grid drilling to further develop the modifying factors and input parameters and assumptions for future mine planning — 19 grid infill holes in the East ACMA grid totaling 5,079 meters, aimed at verifying short scale continuity of mineralization and improving resource confidence; (2) in-pit exploration drilling focused on enhancing geological modelling and supporting resource conversion — 24 holes totaling 10,370 meters, targeting areas of the pit containing Inferred Resources with the potential to be converted to Indicated Resources; and (3) geotechnical drilling, which was added subsequent to the transaction announcement, for pit wall stability analysis and mine design — four holes totaling 2,607 meters, including drilling on the material sites for construction of the access road from the Jungjuk port on the Kuskokwim River to Donlin Gold — 26 holes totaling 399 meters. Reclamation of all excavations from the 2025 drill campaign has been completed.

This year, the Donlin Gold program deployed a dedicated team of more than 80 people on site. Locals from 22 Y-K villages were hired to support drilling activities, logistics, and environmental monitoring, underscoring the project’s role as a central economic driver in the region, as well as external contractors.

Furthermore, during the third quarter, an RFP for the BFS was issued to top-tier engineering firms with extensive expertise and experience to successfully deliver a major commission of this scale and effectively embark on an Engineering, Procurement, and Construction Management contract. Firm selection is anticipated to occur by year-end.

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8 See footnote 2.

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Engagement and Support for Environmental, Cultural, and Social Initiatives in the Y-K Region Strengthens Ties with Communities

In the third quarter of 2025, Donlin Gold expanded its outreach efforts in Alaska, including the following events:

In July, Donlin Gold hosted the Crooked Creek Traditional Council — the closest community to the project site — for a project site visit, followed by a separate project site tour in August for State of Alaska representatives and U.S. delegation staff. Attendees included State Representatives Jimmie and Kopp, State Senator Giessel, Adam Trombley (representing U.S. Senator Sullivan), Rick Whitbeck (representing U.S. Representative Begich), and Deputy Commissioner Nelson San Juan from the Alaska Department of Labor & Workforce Development. In August, Donlin Gold also hosted a trip with members of the U.S. delegation, including staff from the offices of Senator Lisa Murkowski, Senator Dan Sullivan, and former Senator Mark Begich, along with a Calista intern and Resource Development Council staff.

Over the course of the third quarter, Donlin Gold supported and participated in a wide variety of community events that celebrated cultural preservation, strengthened stakeholder relationships, and promoted the economic and social well-being of the people in the Y-K region. Those activities included, among others: Calista’s Shareholder Relations Committee meetings in both Palmer and Anchorage; the village of Napaimute’s annual gathering; the annual Bluegrass Festival in McGrath; Alaska Native Heritage Center’s 2025 Garden Party in Anchorage; the Aniak Traditional Council Annual Fair; Kalskag’s Culture Camp; Calista’s Golf Tournament; the Kwethluk Church Event; and the Napaskiak Summer Festival.

Donlin Gold supported various educational programs, including Crooked Creek’s Traditional Council Summer Youth Employment Program which also assists Elders, and Covenant House Alaska’s Bethel Jobs for American Graduates program — a nonprofit organization dedicated to helping high school graduates successfully transition to postsecondary education and access employment opportunities.

Donlin Gold also continued to build on the progress of its aquatic habitat restoration project, which began in 2021 and seeks to improve access and habitat for resident fish in areas affected by historic placer mining. Further development and restoration of the inlet channel at Snow Gulch was carried out in the third quarter to restore natural habitat conditions in support of aquatic life.

With Federal and Most State Permits in Hand, Supporting Agencies’ Efforts in Maintaining and Defending Permits

In 2024, Donlin Gold submitted the preliminary design packages for the Dam Safety Certification to the Alaska Department of Natural Resources (ADNR). Comments from ADNR are anticipated in 2025. The contracting process is underway for the detailed design package, which is anticipated to be completed by December 2026.

In State litigation, we continued to support the State agencies in defending their issuance of Donlin Gold’s water rights permits, State pipeline Right-of-Way (ROW), and 401 Water Quality Certification. The cases challenging the water rights permits and pipeline ROW have been fully briefed and argued before the Alaska Supreme Court, with decisions anticipated in 2025. The Alaska Superior Court upheld ADEC’s issuance of the Donlin Gold 401 Water Quality Certification on May 6, 2025, and Earthjustice filed an appeal in the Alaska Supreme Court on May 28, 2025. Briefing before the Supreme Court is scheduled to be complete in late 2025 or early 2026.

On September 30, 2024, the District Court upheld the federal agencies’ analysis on two of the three issues raised in Donlin Gold’s Joint Record of Decision, 404 permit, and pipeline ROW. The plaintiffs filed a request for reconsideration on one of these issues, which the Court subsequently denied. Briefing on the appropriate remedy to address the Court’s decision that a hypothetical larger tailings release should have been analyzed is complete and a hearing was held May 9, 2025. On June 10, 2025, the Federal District Court issued an order on remedy, denying Earthjustice’s request to vacate the permits and remanding the case to the agencies to supplement the National Environmental Policy Act (NEPA) analysis on the narrow issue regarding the release from the tailings storage facility. The Court retained jurisdiction over the case during the remand and ordered the agencies to file periodic status updates with the court.

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Together, these milestones underscore the project’s strong regulatory foundation, the continued defense of its permits by federal and state agencies, and its forward momentum.

NOVAGOLD Outlook

With the new ownership structure in place and the project’s future in focus, we are building excellent momentum as we enter the next phase of development to maximize Donlin Gold’s value proposition and exceptional leverage to gold. Our near-term catalysts include awarding the BFS contract before year-end and commencing the work shortly thereafter. We also anticipate releasing additional results from the 2025 drilling program in the coming months and embarking on an exploration program to access additional resources and identify new district-wide targets. Meanwhile, we are already gearing up to be pre-positioned to engage in discussions with various financing sources.

To support these critical activities, hiring priorities have been identified and recruitment for key roles at Donlin Gold are underway. Concurrently, we continue to assist State permitting efforts and to engage proactively with government representatives. Stakeholder outreach and investment initiatives across Alaska remain ongoing, as close cooperation with Alaska Native Corporation landowners shall continue to inform all stages of development, construction, and operation. We are steadfastly committed to transparent communication and look forward to sharing updates on major milestones in the months ahead.

In closing, allow me to take this opportunity to express our management team’s sincere gratitude for the extraordinary support and loyalty that we have experienced throughout this most catalytic sequence — from existing and new shareholders to the investment community, stakeholders, and banks. The last six months broadened awareness of NOVAGOLD to new levels. And while we did not need any encouragement, this exceptional breakthrough considerably strengthened our passion to pursue the Company’s goals with reinvigorated determination.

Reflecting on this pivotal period, I wish to express my heartfelt appreciation to the entire NOVAGOLD team, our Chairman, and the Board of Directors. Their unwavering dedication, insightful leadership, and diligent efforts were instrumental in successfully completing the Donlin Gold transaction and associated capital raising initiatives. With this foundation firmly in place, we are excited to move forward in partnership with our allies at Paulson to advance the Donlin Gold project — and to do so at flank speed.

Sincerely,

Gregory A. Lang

President and CEO

FINANCIAL RESULTS

Liquidity and Capital Resources

In the third quarter of 2025, cash equivalents decreased by $235.6 million, primarily due to $210.1 million paid to complete the Donlin Gold transaction, $42.0 million in net purchase of term deposits, $8.1 million in Donlin Gold funding partially offset by $26.9 million in proceeds from the exercise of an underwriter’s overallotment option on the May 2025 equity offering, net of $1.4 million of issuance costs. During the first nine months of 2025, cash equivalents increased by $15.9 million primarily due to $270.8 million in proceeds from a public equity offering and concurrent private placement, net of $11.2 million of issuance costs partially offset by $210.1 million paid to complete the Donlin Gold transaction, $18.5 million in Donlin Gold funding and $8.0 million in net purchase of term deposits and corporate general and administrative costs.

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Cash used in operating activities in the third quarter and first nine months of 2025 was $3.1 million and $2.6 million lower, respectively, than the comparative prior year periods. Funding of Donlin Gold was $5.2 million and $8.3 million higher in the third quarter and first nine months of 2025, respectively, due to increased site activity in 2025 than the comparative prior year periods when field work activities were minimal and due to the Company’s 10 percent increased Donlin Gold funding obligation starting in the third quarter.

(in thousands of U.S. dollars)	As of August 31, 2025 $	As of May 31, 2025 $	As of August 31, 2024 $
Cash and term deposits	125,169	318,737	105,572
Total assets	345,385	329,295	114,731
Total liabilities	168,273	164,018	152,540

2025 Outlook

While the 2025 Donlin Gold budget of $43 million remains unchanged following recent project meetings held by the current Donlin Gold project owners, we expect NOVAGOLD’s share of Donlin Gold 2025 funding to increase to $24 million due to NOVAGOLD’s incremental 10 percent funding obligation following the June 3, 2025 closing of the Donlin Gold transaction. Also, as a result of the closing of the Donlin Gold transaction, we expect to incur higher professional fees for the year resulting in an increase of NOVAGOLD’s 2025 corporate general and administrative costs to $18 million from our previous guidance of $16 million.

The updated 2025 guidance excludes transaction costs of approximately $9 million incurred during the second and third quarter of 2025 related to the Donlin Gold transaction and a working capital adjustment of approximately $1 million paid to Barrick Mining on closing, which have both been capitalized to the Company’s investment in Donlin Gold along with $200 million of consideration paid.

Scientific and Technical Information

Paul Chilson, P.E., who is the Manager, Mine Engineering for NOVAGOLD and a Qualified Person under NI 43-101 and S-K 1300, has approved the scientific and technical information in this release.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place today at 8:00 a.m. PT (11:00 a.m. ET). The webcast and conference call-in details are provided below.

The video webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events/
North American callers:	1-833-752-3655
International callers:	1-647-846-8520

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of the Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories (541 million tonnes at an average grade of approximately 2.24 grams per tonne, in the Measured and Indicated Mineral Resource categories on a 100% basis)9, inclusive of Proven and Probable Mineral Reserves, the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2021 Technical Report and the S-K 1300 Technical Report Summary, the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis once in production.

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9 See footnote 6.

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NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

Frank Gagnon

Manager, Investor Relations

604-669-6227 or 1-866-669-6227

info@novagold.com

www.novagold.com

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include future-oriented financial information or financial outlook within the meaning of securities laws, including information regarding NOVAGOLD’s anticipated expenditures. Such information is intended to assist readers in understanding NOVAGOLD’s current expectations and plans relating to the future. Such information may not be appropriate for other purposes. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; statements regarding potential natural gas pipeline development; timing of the completion of the detailed design package, if at all; plans for and the estimated timing of aspects of an updated Bankable Feasibility Study on the Donlin Gold project; our goals and planned activities for 2025; our future exploration plans at Donlin Gold; ongoing support provided to key stakeholders including Alaska Native Corporation landowners; Donlin Gold’s continued support for the state and federal permitting process; sufficiency of working capital; the potential development and construction of the Donlin Gold project; the timing and ability for the Donlin Gold project to achieve critical milestones; the ability for the Donlin Gold development project to achieve the anticipated projections; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; plans to continue to advance the Donlin Gold project safely, socially and environmentally responsibly and to sustainably generate value for our stakeholders; continued cooperation between the owners of Donlin Gold LLC to advance the project; the Company’s ability to deliver on its strategy with the Donlin Gold project, increasing the value of the project; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the anticipated timing and outcome of exploration drilling at the Donlin Gold project and the timing thereof; the completion of test work and modeling and the timing thereof. In addition, any statement that refers to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated Bankable Feasibility Study and to explore and develop properties; availability of financing in the debt and capital markets; the disparity between the economic and governance level at Donlin Gold and the Company; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold LLC to advance the project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC’s website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

www.novagold.com

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